EXHIBIT 10.2

March 28, 2007
BP America Production Company
Onshore Business Unit
Onshore Gulf Coast Asset Area
501 Westlake Park Boulevard
Houston, Texas 77079

Peter W. Foster
Senior Land Negotiator
Phone: 281.366.3574
Fax: 281.366.4519

FAX AT (832) 553-7244

Mr. John I. Folnovic
True North Energy Corp.
1200 Smith Street, 16th Floor
Houston, Texas 77002

RE:	Development Agreement, dated effective January 1, 2007,
By and between BP America Production Company and
True North Energy Corp. (the “Agreement”)
Badger Prospect, Pointe Coupee Parish, Louisiana

Dear John:

BP America Production Company (“BP”) has drilled the BP America Production Company; A. Major Heirs #1 well (the “Well”) to the Objective Zone (as defined in the Agreement and further modified in that certain letter agreement, dated March 20, 2007, amending the Agreement). BP has run all logs and tests covering this additional drilling since the initial logging runs in the Well and provided same to True North Energy Corp. (“True North”).

As per Section 2.2(B) of the Agreement, Casing Point has been reached. In BP’s opinion, the Well is a dry hole with no commercial hydrocarbon accumulations, and BP hereby elects to plug and abandon the Well, as currently drilled, pursuant to Section 2.6 of the Agreement.

BP is planning to sidetrack the Well from a measured depth in the current wellbore of 17,420’ and attempt to drill the Well to a new bottom hole approximately 200’ to 300’ west of the current bottom hole location of the Well to a depth sufficient to test the stratigraphic equivalent of the Tuscaloosa B-1 through C-1 sands, as seen between 18,070’ and 18,485’ (electrical log measurement) in the Amarex - Major Heirs No. 1 well, located in Section 47, Township 4 South, Range 10 East, Pointe Coupee Parish, Louisiana, or to a measured depth of approximately 18,600’, whichever is shallower. At that point, if BP should determine those sands are commercially productive, in BP’s sole opinion, then BP will set a liner in the sidetrack hole of the Well and drill out to test the Tuscaloosa C-2 sand, which is expected to be seen in the next 200’ to 400’ of the sidetrack.

Although the Well was drilled to the Objective Zone, True North has not earned an interest in the prospect. True North has no right under the Agreement to participate in a Substitute Well, because the Well was successfully drilled to the Objective Zone. Further, the sidetrack proposal set forth herein is not a Substitute Well, as defined in Section 1.34 of the Agreement, because the rig drilling the Well has not been released. Nonetheless, BP would like to offer True North the same opportunity to earn an interest in the prospect as if the sidetrack operations were part of the original drilling operations for the Initial Well (including, but not limited to, True North’s obligation to pay its promoted share of the drilling costs).

When and if this letter (the “Letter Agreement”) is executed by an authorized representative of both BP and True North having the express authority to enter into an agreement of the size and nature contemplated herein, BP and True North hereby agree to amend the Agreement as follows:

1.	Section 1.21 of the Agreement is hereby deleted in its entirety and replaced with the following:

1.21     “Initial Well” has the meaning given to it in the recitals, including any sidetracks to the original wellbore.

2.	Section 1.24 of the Agreement is hereby deleted in its entirety and replaced with the following:

1.24     “Objective Zone”, with respect to the Initial Well and except as provided in Section 2.2(C), means the base of the Tuscaloosa C-1 sand, being the stratigraphic equivalent of the base of the Tuscaloosa C-1 sand as seen at 18,485 feet (electrical log measurement) for the Amarex - Major Heirs No. 1 well, located in Section 47, Township 4 South, Range 10 East, Pointe Coupee Parish, Louisiana, or eighteen thousand, six hundred feet measured depth (18,600’ MD), whichever occurs first in the sidetrack of the original wellbore in the Initial Well. The term “Objective Zone”, with respect to any Substitute Well or Additional Well, means the deepest Zone to which the Substitute Well or Additional Well is proposed to be drilled as provided in the relevant AFE for such well.

3.	A new Section 1.39 is added to the Agreement as follows:

1.39     “Deep Objective Zone” means the base of the Tuscaloosa C-2 sand, being the base of the next Zone to be encountered directly below the Objective Zone, or four hundred feet measured depth (400’ MD) below the Objective Zone, whichever occurs first in the sidetrack of the original wellbore in the Initial Well.

4.	Section 2.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

2.2     When and if Casing Point is reached in the Initial Well, BP shall give written notice to Company of such occurrence, and such notice shall state whether BP proposes to attempt to Complete the Initial Well as a producer, whether in the Objective Zone or in a shallower Zone, to deepen the Initial Well to the Deep Objective Zone, or to abandon the Initial Well as a dry hole. The notice shall be accompanied by all well information and data set forth in Exhibit “D” (the “Well Information”), unless such information has been previously furnished to Company.

(A)
If BP reaches Casing Point and proposes to Complete the Initial Well as a producer, whether in the Objective Zone or in a shallower Zone, such notice shall also include a completion AFE. The completion AFE shall include, at a minimum, an estimate of Completion Costs for the Initial Well. Company shall have forty-eight (48) hours (exclusive of Saturday, Sunday and holidays) from receipt of the notice to elect, by written notice, whether it will participate in accordance with Section 2.3. BP shall not Complete the Initial Well until Company has notified BP in writing whether or not it will participate or until forty-eight (48) hours (exclusive of Saturday, Sunday and holidays) have elapsed since Company’s receipt of BP’s notice. Failure to respond within the time period allowed shall be deemed to be an election not to participate in the Completion of the Initial Well.

(B)
If BP reaches Casing Point and proposes to abandon the Initial Well as a dry hole, (i) BP shall plug and abandon the Initial Well in accordance with Section 2.6, and (ii) Company shall have no right or option to takeover the Initial Well.

(C)
If BP reaches Casing Point and elects (at BP’s sole option) to deepen the Initial Well to the Deep Objective Zone, (i) the Objective Zone for the Initial Well shall be the Deep Objective Zone, and (ii) there will be a new Casing Point when and if BP reaches the Objective Zone (as redefined in this Section 2.2(C)).

5.	Capitalized terms set forth in this Letter Agreement have the meanings given to them in this Letter Agreement or in the Agreement.

6.	Except as set forth in this Letter Agreement, the Agreement remains in full force and effect as originally set forth therein.

Enclosed herewith is an Authority for Expenditure for this sidetracking operation. The full cost of the first part of the sidetrack (Tuscaloosa B-1 through C-1 sands) will be approximately $4,500,000 with a cost of an additional $3,100,000 to complete through the Tuscaloosa C-1 sand. If BP elects to set the liner to drill to the Tuscaloosa C-2 sand, the additional cost would be approximately $1,500,000. The current estimated costs for the Well, including the estimated costs to plug the open hole portion of the original part of the Well (currently underway), is approximately $11,500,000 (vs. $14,862,000 in Estimated Drilling Costs). If True North elects to participate in accordance with this Letter Agreement, BP would apply the unused portion of True North’s original share of Estimated Drilling Costs to True North’s share of the sidetracking operations until that money has been used. Thereafter, BP would charge True North its proportionate share in accordance with Article II and Section 5.4 (i.e., BP will not cash call True North for the cost of additional operations).

As you know, BP has the drilling rig on location and is proceeding forward with the sidetracking operations set forth in this Letter Agreement. Therefore, time is of the essence, and in accordance with standard industry practice for operations in which a rig is on location, this offer will remain open for a period of forty eight (48) hours from True North’s receipt of this proposal by fax. If you wish to participate in the sidetrack of the Well as proposed herein and amend the Agreement in accordance with this Letter Agreement, have an authorized representative of True North sign this Letter Agreement in the space provided below and fax to Pete Foster at 281-366-4519 within the time provided. If BP does not receive a signed copy of this Letter Agreement by fax within 48 hours of True North’s receipt of this Letter Agreement, this offer shall be automatically withdrawn and shall be of no further force and effect.

If True North does not timely elect to participate in the sidetrack operations, True North will remain liable for its proportionate share of costs to plug and abandon the original wellbore in the Well. Thereafter, BP will return any unused portion of True North’s share of Estimated Drilling Costs, and True North will have no further opportunity to earn an interest in the Badger Prospect.

Thank you for your participation in the Well to this point.

Respectfully,

/s/ Peter W. Foster
Peter W. Foster
BP America Production Company

ACCEPTED AND AGREED TO ON MARCH 28, 2007, BY:

BP AMERICA PRODUCTION COMPANY

By:	/s/ Stacey J. Garvin
Stacey J. Garvin
Attorney-in-Fact

ACCEPTED AND AGREED TO ON MARCH 29, 2007, BY:

TRUE NORTH ENERGY CORP.

By:	/s/ John Folnovic
John Folnovic
President & CEO